Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Business Objects S.A. 2001 Stock Incentive Plan as amended, of our reports dated March 14, 2005 with respect to the consolidated financial statements and schedule of Business Objects S.A. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Business Objects S.A. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Business Objects S.A., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
November 3, 2005